Exhibit 10.13

MEMORANDUM

June 12, 2012

To:	The Lenders under the Credit Agreement referred to below

From:	Goldman Sachs Bank USA, as Administrative Agent, and Tronox Pigments (Netherlands) B.V., as Borrower

Subject:	Tronox Pigments (Netherlands) B.V. Credit and Guaranty Agreement

Pursuant to Section 10.5(a) of the Credit and Guaranty Agreement, dated as of February 8, 2012 (as amended by the First Amendment to Credit and Guaranty Agreement, dated as May 11, 2012, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TRONOX PIGMENTS (NETHERLANDS) B.V., a private limited liability company incorporated under Dutch law, TRONOX INCORPORATED, a Delaware corporation, certain Subsidiaries of Holdings, as Guarantors, GOLDMAN SACHS BANK USA, as Sole Lead Arranger, Joint Bookrunner, Administrative Agent, Collateral Agent and Syndication Agent, DEUTSCHE BANK SECURITIES INC., as Joint Bookrunner and Documentation Agent and the other Agents and Lenders party thereto from time to time, Administrative Agent and Borrower hereby notify you of the following modification to the Credit Agreement in order to cure the following ambiguities and/or inconsistencies as follows:

(a) Section 1.1 of the Credit Agreement is amended to add the bolded and underlined text as set forth below:

“Alternative Facility” means any revolving credit facility, working capital facility, Permitted Securitization or accounts receivable facility (other than a Permitted Factoring) (including letters of credit and reimbursement obligations with respect thereto and Interest Rate Agreements and/or Currency Agreements secured hereunder) incurred by any Subsidiary of Holdings (or Securitization Subsidiary) and, if applicable, secured solely by Alternative Facility Liens that are permitted to be incurred hereunder; provided, no later than the date that is 30 days after the date on which such Indebtedness is incurred by any such Subsidiary, such Indebtedness is designated by Holdings or Tronox US, in a certificate of an Authorized Officer delivered to Administrative Agent, as “Alternative Facility Debt.”

(b) Section 6.9 of the Credit Agreement is amended to add the bolded and underlined text as set forth below:

Disposal of Subsidiary Interests. Except for (i) any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8 and (ii) the pledge of its Equity Interests in its Subsidiaries pursuant to the Revolving Credit Documents (provided any such encumbrances are junior and subordinate to the security interest in such Equity Interests in favor of the Administrative Agent, for the benefit of the Lenders, to secure the Obligations), no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

(c) Section 6.13(a) of the Credit Agreement is amended to add the bolded and underlined text as set forth below:

Holdings shall not (i) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than (A) the Indebtedness and obligations under this Agreement and the other Credit Documents and (B) any Permitted Unsecured Notes and any Indebtedness and obligations under the Revolving Credit Agreement Documents and any Alternative Facility Credit Documents; (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, created, leased or licensed by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (iii) engage in any business or activity or own any assets other than (A) directly or indirectly holding (1) 100% of the Equity Interests of Borrower and (2) its other Subsidiaries, (B) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, any Revolving Credit Agreement Documents or documents governing Permitted Unsecured Notes or any Alternative Facility Credit Documents; and (C) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; (iv) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (v) sell or otherwise dispose of any Equity Interests of any of its Subsidiaries; or (vi) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

As the foregoing amendment cures certain ambiguities and inconsistencies and does not adversely affect the rights of any Lender, the foregoing amendment shall take effect immediately as permitted under Section 10.5(a) of the Credit Agreement. If you wish to discuss the matter further, please do not hesitate to contact Mark Ramsey (phone: 212-906-1391; e-mail: mark.ramsey@lw.com) or Brad Kotler (phone: 312-876-7651; e-mail: brad.kotler@lw.com) of Latham & Watkins LLP.

[Signature pages follow]

Very truly yours, GOLDMAN SACHS BANK USA, as Administrative Agent

By:	/s/ Douglas Tansey
Name:	Douglas Tansey
Title:	Authorized Signatory

Consented to as of the date first set forth above: TRONOX PIGMENTS (NETHERLANDS) B.V., as Borrower

By:	/s/ Michael J. Foster
Name: Michael J. Foster
Title: Managing Director